Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

To the Board of Directors

Saratoga Resources, Inc.

Austin, Texas

We consent to the incorporation by reference in the registration statements (No. 333-131624 and No. 333-146985) on Form S-8 of Saratoga Resources, Inc. of our report dated February 13, 2008 with respect to the consolidated balance sheet of Saratoga Resources, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, which report appears in the December 31, 2007, annual report on Form 10-KSB of Saratoga Resources, Inc.

/s/ Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

May 13, 2008